Exhibit 19
INSIDER TRADING POLICY
PURPOSE
This Policy is intended to uphold the reputation and integrity of Sylvamo Corporation (“Sylvamo”) by promoting compliance with U.S. federal securities laws prohibiting insider trading, also called “insider trading law.”
PERSONS SUBJECT TO POLICY
This policy (“Policy”) applies to all directors, officers and employees of Sylvamo and its subsidiaries. It also applies to their immediate family members and other persons living in their households. Sometimes, Sylvamo may determine and inform other persons, such as consultants, that they fall within the scope of this Policy. Unless context indicates otherwise, “you” and “your”, as used in this Policy, means each person subject to this Policy.
OVERVIEW
Under U.S. insider trading law, anyone aware of material nonpublic information about a company that is publicly traded in the U.S. is prohibited from trading in the company’s securities and from sharing that information with any other person who trades in the company’s securities.
This Policy covers trading in the common stock and other securities of Sylvamo and certain other companies.

POLICY REQUIREMENTS

No Trading on Material Nonpublic Information
You are prohibited from trading – that is, buying, selling or conducting any other transaction – in
•Sylvamo securities when you are aware of material nonpublic information about Sylvamo, and
•the securities of any other company or entity, if you obtained material nonpublic information about the company or entity in the course of your employment at Sylvamo.
In this Policy, companies and other entities in this category are called “Other Business Parties.”

“Material nonpublic information”
“Material” and “nonpublic” are explained in the FAQs below.
No exceptions
There is no exception for transactions that are small or that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency situation). They are subject to these prohibitions.

These prohibitions also apply to your “related persons,” which in this Policy means:
•Your spouse, minor children and anyone else living in your household or who is financially dependent on you
•Partnerships in which you are a general partner
•Trusts of which you are a trustee
•Estates of which you are an executor
•Any other entities you influence or control.

You are responsible for the transactions of your related persons
You should treat all transactions by your related persons in securities of Sylvamo and Other Business Parties as if they were your own transactions.
Make your related persons aware that they need to confer with you before they conduct transactions that could fall within the scope of this Policy.

No Tipping	Confidentiality is key
You are prohibited from disclosing to any person any material nonpublic information concerning Sylvamo, or that you learned at Sylvamo concerning any Other Business Parties.
This prohibition does not apply to any person who needs to know the information to perform legitimate duties for Sylvamo, provided that your position at Sylvamo gives you the authority to disclose the information or you have permission to disclose it from a supervisor authorized to disclose it.
This prohibition applies regardless of whether the person is external to Sylvamo or is an employee of Sylvamo.
This prohibition is intended to avoid violations of U.S. federal securities laws prohibiting tipping. “Tipping” means sharing material nonpublic information with anyone who, with knowledge of the information that you shared, conducts a transaction involving the securities of the company to which such information relates.
Tipping is illegal and may result in liability for both the person who gives the tip and the person who receives and trades on it, and both of them would potentially be subject to fines and imprisonment.

•Ensuring the confidentiality of nonpublic information is the single most important step that protects you and Sylvamo against illegal tipping.
•Do not discuss Sylvamo business matters in public places, such as elevators, hallways or lobbies.
•Do not disclose Sylvamo business matters to anyone outside Sylvamo unless disclosure is made in accordance with Sylvamo’s policies regarding the confidentiality of its information, which may require ensuring that there is a legal obligation, such as a confidentiality agreement, requiring the person who receives the information to keep it confidential and not use it for unauthorized purposes. To determine if Sylvamo requires that a confidentiality agreement be in place in any particular circumstance, contact Sylvamo’s Chief Administrative and Legal Officer or [***].com.

Frequently Asked Questions (“FAQs”)
What is a “security”? A “security” broadly means any investment made in a business with the expectation that the profit or loss from the investment will result from the efforts of someone other than the investor. Stock issued by a corporation is a well-recognized type of security – both common stock and preferred stock – as are limited partnership interests, limited liability company membership interests, debt instruments such as bonds, and derivative securities such as stock options.
What is a “trade” or “transaction”? “Trade” and “transaction” mean generally the same thing in this Policy – an event where someone acquires or disposes of an interest in a security. Trades and transactions include not only sales and purchases of securities, but also other types of transfers, such as gifts, pledges, short sales, hedges, foreclosures on pledges of securities, and cashless stock option exercises.
What is “Material Nonpublic Information”? Whether information is “material” is difficult to evaluate in the abstract and typically is assessed with the benefit of hindsight based on the totality of all facts and circumstances. The general standard applied to determine if information concerning a company is material is whether the information would be important to a reasonable investor in making a decision about whether to buy, hold or sell the securities issued by such company, or if it would significantly alter the total mix of information available about the company. Either positive or negative information may be material. Information concerning a company should be considered material if it would be likely to affect the stock price of the company, positively or negatively; however, information about a company can be material even without affecting the company’s stock price. Below are some examples of information that could be considered material. This is not intended to be a definitive or exhaustive list.
•financial results and other earnings information
•financial forecasts and plans
•changes to previously-announced earnings guidance (or a decision to suspend earnings guidance)
•possible acquisitions, dispositions, joint ventures, restructurings and other major transactions
•significant borrowings or other financing transactions outside of the ordinary course of business
•a decision to repurchase stock (including the terms and conditions under which those purchases may be made)
•major personnel or management changes
•information that would have a significant impact on earnings, such as unanticipated write-downs or gains and operating losses or gains
•the gain or loss of a significant customer or supplier
•transactions with a significant stockholder or significant related party transactions
•a change in dividend policy (or a decision to suspend dividends)
•a major lawsuit or governmental investigation (or the resolution or settlement of the same)
•development of a significant new product or process
•significant labor disputes
•a new issuance of stock or debt or other important financing developments
•a material event of defaults under debt instruments
•a possible change in control of the company
•any nonpublic information about a company (even information not exclusively relating to the business of the company) that could reasonably be expected to affect the price of securities issued by the company
•A change in the company’s auditor, a substantial change in the company’s accounting methodologies, or notification that the company may no longer rely on an auditor’s audit report.
“Nonpublic” information is any information not generally available to the public. You should consider all information about Sylvamo and Other Business Parties that you learn at Sylvamo to be nonpublic, unless you are certain that it is publicly available.
Information is publicly available if it has been released to the public in a manner that widely disseminates the information to the public, and sufficient time has elapsed since its release for the public to become aware of it and digest it. Sylvamo makes information about itself publicly available by press releases (including Sylvamo website postings announced by a press release), by webcast (for example, earnings calls and investor conferences), and by filings with the U.S. Securities and Exchange Commission (“SEC”). You may check whether Sylvamo has made any particular information publicly available by checking Sylvamo’s press releases and SEC filings – for example, Sylvamo’s Form 10-Ks, Form 10-Qs, Form 8-Ks, proxy statements and registration statements – which can be accessed at the

Investors tab on Sylvamo.com. For purpose of this Policy, information is generally considered publicly available beginning one full business day after it has been released to the public.
If there is any doubt about whether particular information is material and/or publicly available, we encourage you to seek further clarification by contacting Sylvamo’s Chief Administrative and Legal Officer or [***].com.
SYLVAMO EMPLOYEE BENEFITS PLANS
Below is guidance on the interaction of this Policy with Sylvamo’s Long Term Incentive Plan and other potential employee benefits plans.
Long Term Incentive Plan (LTIP)
This Policy’s restrictions do not prevent you from receiving a grant or post-vesting distribution of shares or other securities under Sylvamo’s LTIP, exercising an employee stock option, or making an election to have Sylvamo withhold shares or other securities to satisfy any tax withholding requirements.
However, you may not engage in transactions involving any paid out LTIP shares, or sell any stock as part of a broker-assisted cashless stock option exercise (or any market sale for the purpose of generating the cash needed to pay the exercise price of an option or any resulting tax liability), while you have material nonpublic information about Sylvamo.
Dividend Reinvestment Plan (DRP) and Employe Stock Purchase Plan (ESOP)
This Policy’s restrictions do not apply to purchases of Sylvamo stock that you make by reinvesting dividends paid on Sylvamo securities under any DRP or by purchasing under any ESOP that may be established by Sylvamo. However, the Policy’s restrictions do apply in each of these instances:
•You make voluntary purchases of Sylvamo stock when you want to put additional contributions into the DRP
•You choose to participate in the DRP or ESOP (or discontinue participation)
•You choose to change your participation in the DRP or ESOP
•You sell Sylvamo stock purchased pursuant to the DRP or ESOP.
TRANSACTION PRECLEARANCE AND REPORTING
The below transaction preclearance and reporting requirements apply to you and your related persons if you are a “Section 16 Insider,” which in this Policy means that you are a Sylvamo director or executive officer, or you are a non-executive officer deemed an insider for purposes of the “short-swing” trading provisions of Section 16 of the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”), usually called simply “Section 16.” Section 16 applies to certain shareholders of a company, too, but Sylvamo’s shareholders are outside the scope of this Policy.
Captive Broker
To facilitate preclearance and reporting, if you are an employee of Sylvamo who is a Section 16 Insider, you and your related persons are required to use Sylvamo’s designated broker or brokers for holding and transacting in Sylvamo stock and any other equity securities that Sylvamo may issue. Additional information can be obtained from the Chief Administrative and Legal Officer.

Preclearing Transactions
If you are a Section 16 Insider, you and your related persons must preclear all transactions in Sylvamo securities, including gifts, with Sylvamo’s Chief Administrative and Legal Officer. To preclear transactions, you must submit a Preclearance Certification form for approval. There is one form for directors and another for officers, and both are available from the Chief Administrative and Legal Officer.
The preclearance process is designed to ensure your compliance with SEC reporting rules, which require securities transactions covered by Section 16 to be reported to the SEC within two business days after the transaction, as explained below under the heading “Reporting Transactions.” Also, it will give you the opportunity when you preclear your transaction to ask questions of the Chief Administrative and Legal Officer to assess whether the proposed transaction would violate this Policy or insider trading laws.
If you conduct a transaction pursuant to a previously adopted, Sylvamo-approved Rule 10b5-1 plan, the transaction will not require further preclearance at the time of the transaction. However, if you are a Section 16 Insider, you or your broker must notify the Chief Administrative and Legal Officer of the transaction no later than the day on which you or your broker first know the date of the transaction and the number and price of the securities traded under the 10b5-1 plan.
Once you obtain preclearance for a transaction, you have three business days to finish your transaction. After three business days, if the transaction is still incomplete, you must obtain a new preclearance.
Preclearance is Not Legal Advice
Obtaining the required preclearance for a proposed transaction (or preclearance to enter into or modify a Rule 10b5-1 plan; see below) does not in any way lessen your responsibility to comply with U.S. federal securities laws or this Policy. This responsibility remains solely with you, not Sylvamo. Accordingly, notwithstanding preclearance, you must make your own independent judgment as to whether you possess material nonpublic information at the time you propose to conduct the transaction or enter into the Rule 10b5-1 plan and as to whether the transaction or plan will comply with all applicable laws, including Rule 10b5-1 of the Exchange Act. You must act in good faith at all times with respect to all transactions involving Sylvamo securities (including establishment of a Rule 10b5-1 plan) and not as part of a plan or scheme to evade the anti-fraud rules under the U.S. federal securities laws.
You should not construe preclearance decisions by the Chief Administrative and Legal Officer or his or her designees as legal advice. Preclearance is not legal advice. It is not advice that you comply with the U.S. federal securities laws applicable to your proposed transaction, nor advice that your proposed 10b5-1 plan will satisfy all requirements of Rule 10b5-1 to provide you with an affirmative defense to insider trading allegations.
Reporting Transactions
As required by Section 16, if you are a Section 16 Insider, you must report to the SEC your and your related persons’ transactions (with limited exceptions) in Sylvamo equity securities, typically on a “Form 4,” no later than two business days after the date of the transaction, even if the transaction is conducted pursuant to a Rule 10b5-1 plan.
The Chief Administrative and Legal Officer has designated attorneys in Sylvamo’s Legal Department who are available to prepare and file the report on your behalf. You must provide, or ensure that your broker provides, the details of the transactions to the Chief Administrative and Legal Officer (or the designated attorneys) promptly after the transaction is conducted, including whether the transaction was conducted under a Rule 10b5-1 trading plan, so that the transaction can be timely and accurately reported on your behalf.
TRADING BLACKOUTS
Quarterly Blackouts
If you are a Section 16 Insider or Designated Insider, you and your related persons are not allowed to engage in transactions involving Sylvamo securities beginning on the tenth calendar day prior to the end of each fiscal quarter and ending at the beginning of the first trading day after the day that Sylvamo issues a press release announcing earnings for that quarter. You are a “Designated Insider” if you have been notified by the Chief Administrative and Legal Officer (or his designee) that you are a Designated Insider based on your access to certain quarterly material nonpublic information about Sylvamo.
Also, Sylvamo may, on occasion, issue interim earnings guidance and other potentially material financial or other information by way of press release, SEC filing on Form 8-K or other means designed to achieve widespread public dissemination of the information. You should expect that all trading in Sylvamo securities will be prohibited, except pursuant to a previously-adopted, Sylvamo-approved Rule 10b5-1 plan, while Sylvamo is in the process of assembling the information to be released to the public and until the information has been released and fully absorbed into the market.
Event-Specific Blackouts
From time to time, there may be significant developments involving Sylvamo that could be considered material nonpublic information, and that are known only by a few directors, officers, employees and/or others subject to this Policy. Sylvamo may impose a trading blackout prohibiting trading by the persons with knowledge of such developments, which blackout will remain in effect until the developments are no longer material nonpublic information.
Event-specific blackouts may apply to anyone subject to this Policy. They are not limited to Section 16 Insiders and Designated Insiders. If you become subject to an event-specific blackout period, you will be notified.
If you have any questions about whether a blackout exists or if it applies to you, you are encouraged to contact the Chief Administrative and Legal Officer.

RULE 10b5-1 PLANS
Rule 10b5-1 plans are pre-established, written plans that satisfy the conditions under Rule 10b5-1 of the Exchange Act. They allow corporate insiders to establish an affirmative defense to insider trading allegations. Once a Rule 10b5-1 plan has been adopted, the insider may not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade(s). The Rule 10b5-1 plan must either specify the amount, pricing and timing (by, for example, formulas or actual trading dates) when trades of securities are to be made under the plan or delegate discretion on these matters to an independent third party. Further, the Rule 10b5-1 plan must be entered into (or modified) at a point in time when the insider does not possess material nonpublic information. A Rule 10b5-1 plan can be designed to implement purchases and sales by an insider, including a Designated Insider or Section 16 Insider, that would otherwise be restricted under this Policy, including as a result of being blocked by a blackout period or the person’s possession of material nonpublic information.
To comply with this Policy and Rule 10b5-1, if you are a Designated Insider or Section 16 Insider and intend to enter into a Rule 10b5-1 plan or substantively modify an existing Rule 10b5-1 plan (i.e., any modifications to the amount, price or timing of a purchase or sale under the plan, which modifications will be treated as a termination of the existing plan and your adoption of a new plan), all of the following requirements must be met:
•The plan must be in writing
•The plan must comply with all requirements of Rule 10b5-1 of the Exchange Act, including applicable “cooling off period” requirements
•You may not enter into the plan during a blackout period or when you are otherwise in possession of material nonpublic information about Sylvamo or its securities
•You may not enter into more than one single-trade Rule 10b5-1 plan during any consecutive 12-month period
•The plan must not become effective at any time that you have another Rule 10b5-1 plan for Sylvamo securities in effect
•You must provide written representations of your good faith adoption (or modification) of the plan, including, if you are a Section 16 Insider, certifying that: (1) you are not aware of any material nonpublic information about Sylvamo or its securities, and (2) you are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act
•Also, if you are a Section 16 Insider
othe plan must be in a form acceptable to Sylvamo
othe plan, as well as any substantive modification of the plan or termination of the plan other than by its expiration, must be precleared in writing by the Chief Administrative and Legal Officer of Sylvamo, by you providing, at least two weeks in advance, a preclearance notice and a copy of the proposed terms of the plan or of its modification or termination oyou may not effect any open market transactions outside of the plan othe plan must permit its termination by Sylvamo at any time when Sylvamo believes that trading pursuant to the plan’s terms may not lawfully occur.

SPECIAL AND PROHIBITED TRANSACTIONS
Margin Accounts and Pledging
Securities held in a margin account, or pledged as collateral for a loan, risk being sold by the broker if a margin call is not met, or by the lender in foreclosure if the loan defaults. In such cases, a margin sale or foreclosure sale could occur at a time when the owner of the securities is aware of material nonpublic information or is otherwise prohibited from trading the securities.
Because of this risk, you and your related persons are prohibited from holding Sylvamo securities in a margin account or pledging them as collateral for a loan.
Publicly Traded Options
An option transaction involving a Sylvamo security is essentially a bet on the short-term movement of Sylvamo’s stock and therefore could create the appearance that the person is engaging in the option transaction on the basis of material nonpublic information.
You and your related persons may not trade publicly traded (or exchange traded) options, such as puts, calls and other derivative instruments, that involve Sylvamo securities.
Hedging or Monetization Transactions
Hedging or monetization transactions involve the establishment of a short or long position in securities and limit the trader’s exposure to fluctuations in value.
You and your related persons are prohibited from engaging in any hedging or monetization transactions – such as zero-cost collars and forward sale contracts – that involve Sylvamo securities.
Standing or Limit Orders
A standing or limit order placed with a broker to buy or sell stock at a specified price leaves the person who entered the order with no control over the timing of the purchase or sale transaction. Even if the order was entered when the person was not in possession of material nonpublic information, the purchase or sale of the stock may be executed by the broker under the standing or limit order after the person has become aware of material nonpublic information, resulting in an unlawful insider trade.
If you are a Designated Insider or Section 16 Insider, you and your related persons may not make standing or limit orders to trade Sylvamo securities with a duration of more than three business days except pursuant to a Rule 10b5-1 plan that complies with this Policy.
If you are not a Designated Insider or Section 16 Insider, you and your related persons are strongly encouraged not to make standing or limit orders to trade with a duration of more than three business days unless they are part of a Rule 10b5-1 plan.
Short Sales
Short sales of Sylvamo securities indicate that the seller expects the securities to decline in value, which may signal to the market that the seller has no confidence in Sylvamo or its prospects, and short sales may give the perception that the seller’s incentive to improve Sylvamo’s performance is reduced or lacking. Additionally, Section 16 generally prohibits officers and directors from engaging in short sales.

If you are a Designated Insider or Section 16 Insider, you and your related persons are prohibited from engaging in short sales of Sylvamo’s securities.
“Short-Swing” Transactions
Under Section 16, if a Section 16 Insider were to engage in an “opposite way,” transaction that is not otherwise exempt under Section 16, including an open market purchase and sale of Sylvamo equity securities, within any rolling six-month period, the insider would be required to return the “profits” (as calculated under Section 16’s rules) to Sylvamo. If Sylvamo does not bring an action to recover the profits, any shareholder acting on Sylvamo’s behalf may do so. Short-swing profits under Section 16 are calculated in a complex and non-intuitive manner.
If you are a Section 16 Insider, you and your related persons may not buy and then sell, or sell and then buy, Sylvamo equity securities on the open market within any rolling six-month period, unless an exemption under Section 16 applies.
POST-EMPLOYMENT APPLICATION OF THIS POLICY
If your employment with Sylvamo terminates, this Policy will continue to apply to you and your related persons until the end of the next full fiscal quarter (thus, at least 90 days) following your employment termination date, except that these provisions will no longer apply as of the termination date:
•the requirement to use a captive broker
•the requirement to provide the Chief Administrative and Legal Officer, or the attorneys designated by him, with information about transactions you have conducted.
Please be aware that notwithstanding expiration of this Policy’s application to you, U.S. federal securities laws will continue to apply to you and your transactions, including those that prohibit you from trading in securities of companies while you possess material nonpublic information about the company. If you possess any material nonpublic information concerning Sylvamo or any Other Business Parties after this Policy’s application to you terminates, U.S. federal securities laws will continue to prohibit you from trading in the securities of such company until the material nonpublic information has become public or is no longer material.
NO THIRD PARTY BENEFICIARIES
This Policy has been adopted to protect the good name, reputation, franchises, assets, businesses and prospects of Sylvamo. It is not intended to, and does not, create any legal rights in you or any third party, including without limitation Sylvamo employees, investors, partners, creditors, customers, suppliers and others having business relationships with any such persons.
COMPLIANCE IS YOUR OBLIGATION
The ultimate responsibility for adhering to insider trading laws and this Policy rests with you. Failure to comply with such laws or this Policy, or failure to report violations or suspected violations (subject to local law), will be grounds for disciplinary action, up to and including termination.
You can also be subject to severe civil and/or criminal penalties, which can include jail time, for any conduct prohibited by insider trading law.

REPORTING VIOLATIONS
General reporting
You must report any known or suspected violation of this Policy to any one of the following, subject to local law:
•The Global Ethics and Compliance office at [***]
•The Sylvamo HelpLine:
Brazil: [***]
France: [***]
Poland: [***]
Sweden: [***]
United States: [***]
[***]
•Sylvamo’s Chief Administrative and Legal Officer
•Sylvamo’s Vice President – Internal Audit
Anti-retaliation policy
Any reports are subject to Sylvamo’s anti-retaliation policy, which generally provides protection for those reporting potential violations in good faith.
POLICY CONTACT
If you have any questions regarding this Policy, contact Sylvamo’s Chief Administrative and Legal Officer or [***].com. References in this Policy to Sylvamo’s Chief Administrative and Legal Officer refer also to any attorney in Sylvamo’s Legal Department to whom the Chief Administrative and Legal Officer may delegate responsibilities under this Policy from time to time.